EX-28.d.4.u

SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into effective the 1st day of October, 2026, by and among NATIONWIDE MUTUAL FUNDS (the “Trust”), a Delaware statutory trust, NATIONWIDE FUND ADVISORS (the “Adviser”) a Delaware business trust registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Schroder Investment Management North America Inc., a corporation incorporated under the laws of the State of Delaware (the “Subadviser”), and also registered under the Advisers Act.

W I T N E S S E T H:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has, pursuant to an Investment Advisory Agreement with the Trust dated of the 1st day of May, 2007 (the “Advisory Agreement”), been retained to act as investment adviser for certain of the series of the Trust that are listed on Exhibit A to this Agreement (each, a “Fund”);

WHEREAS, the Adviser represents that it is willing and possesses legal authority to render such services subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Trust and the Adviser each represent that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain Subadviser to assist it in the provision of a continuous investment program for that portion of each Fund’s assets that the Adviser will assign to the Subadviser, and Subadviser is willing to render such services subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to each Fund:

1.  Appointment as Subadviser. The Adviser hereby appoints the Subadviser to act as investment adviser for and to manage that portion or all of the assets of the Fund that the Adviser from time to time upon reasonable prior written notice allocates to, and puts under the control of, the Subadviser (the “Subadviser Assets”) subject to the supervision of the Adviser and the Board of Trustees of the Trust and subject to the terms of this Agreement. The Subadviser hereby accepts such appointment and, in such capacity, agrees to be responsible for the investment management of the Subadviser Assets. It is recognized that the Subadviser and certain of its affiliates now act, and that from time to time hereafter may act, as investment adviser to one or more other investment companies and to fiduciary or other managed accounts and that the Adviser and the Trust cannot object to such activities.

2.  Duties of Subadviser.

(a)  Investments. The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof in writing, as supplemented or amended from time to time (collectively referred to hereinafter as the “Prospectus”) and subject to the written directions of the Adviser and the Trust’s Board of Trustees, to monitor on a continuous basis the performance of the Subadviser Assets and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadviser Assets. The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with the Subadviser’s activities under this Agreement, including, without limitation, providing information concerning the Fund, its funds available or to become available for investment, and generally as to the conditions of the Fund’s or the Trust’s affairs. For the avoidance of doubt, the Subadviser shall not provide the Fund or the Adviser with tax advice or accounting advice or services and shall have no responsibility to take into account the Fund’s tax status in providing the services hereunder.

The Subadviser shall be permitted to use affiliates, including foreign affiliates, and persons employed by affiliates of the Subadviser to provide, or assist in providing, discretionary or non-discretionary investment advisory services under this Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended, the rules thereunder, and relevant positions of the SEC and its staff. The Subadviser shall be responsible under this Agreement for any action taken or omission made by such person(s) on behalf of the Subadviser in assisting the Subadviser under the Agreement to the same extent as if the Subadviser had taken such action or made such omission directly. All fees and/or other compensation payable to such an affiliate shall be the sole responsibility of the Subadviser and neither the Trust nor the Adviser shall have any obligation to pay any fee or compensation to such affiliate. To the extent the Subadviser utilizes the services of an affiliate to provide, or assist in providing, discretionary investment advisory services under this Section 2(a), it will provide the Adviser and the Trust with 30 days advance written notice, which will include the identity of the affiliate and such other information reasonably requested by the Adviser or the Trust.

Without prejudice to the foregoing, the Adviser and the Trust acknowledge and agree that the Subadviser does not guarantee the performance, returns, increase in or retention of value or profitability of the Fund or that the investment objectives or targets of the Fund will be achieved, whether in whole or in part.

(b)  Compliance with Applicable Laws and Governing Documents. In the performance of its services under this Agreement, the Subadviser shall act in conformity with the Prospectus and the Trust’s Agreement and Declaration of Trust and By-Laws as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof in writing, as supplemented, amended and/or restated from time to time (referred to hereinafter as the “Declaration of Trust” and “By-Laws,” respectively) and with the instructions and directions received in writing from the Adviser or the Trustees of the Trust and will conform to, and comply with, in all material respects, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations. Without limiting the preceding sentence, the Adviser promptly shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Declaration of Trust and By-Laws and the Prospectus, the instructions and directions received in writing from the Adviser or the Trustees of the Trust or the 1940 Act, the Code, and all other applicable federal and state laws and regulations. Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Fund’s and the Trust’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations and the Subadviser is only obligated to comply with this subsection (b) with respect to the Subadviser Assets. The Adviser timely will provide the Subadviser with any materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

The Adviser shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M and, if applicable, Section 817(h) of the Code. In connection with such compliance tests, the Adviser shall inform the Subadviser at least ten (10) business days prior to a calendar quarter end if the Subadviser Assets are out of compliance with the diversification requirements under either Subchapter M or, if applicable, Section 817(h). If the Adviser notifies the Subadviser in writing that the Subadviser Assets are not in compliance with such requirements noted above, the Subadviser will take commercially reasonable action to bring the Subadviser Assets back into compliance within the time permitted under the Code thereunder.

The Adviser will provide the Subadviser with reasonable advance notice of any change in the Fund’s investment objectives, policies and restrictions as stated in the Prospectus, and the Subadviser shall, in the performance of its duties and obligations under this Agreement, manage the Subadviser Assets consistent with such changes, provided that the Subadviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser. In addition to such notice, the Adviser shall provide to the Subadviser a copy of a modified Prospectus reflecting such changes. The Adviser acknowledges and will ensure that the Prospectus will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Subadviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Subadviser to the Trust or to the Adviser specifically for inclusion in the Prospectus. The Subadviser hereby agrees to provide to the Adviser in a timely manner such information relating to the Subadviser and its relationship to, and actions for, the Trust as may be required to be contained in the Prospectus or in the Trust’s Registration Statement on Form N-1A.

(c)  Voting of Proxies. The Adviser hereby delegates to the Subadviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Subadviser Assets and authorizes the Subadviser to delegate further such discretionary authority to a designee. The Subadviser, including without limitation its designee (for which the Subadviser shall remain liable to the same extent under this Agreement as if it were performing such proxy voting services directly), shall have the power to vote, either in person or by proxy, all securities in which the Subadviser Assets may be invested from time to time, and shall not be required to seek or take instructions from, the Adviser, the Fund or the Trust or take any action with respect thereto. If both the Subadviser and another entity managing assets of the Fund have invested the Fund’s assets in the same security, the Subadviser and such other entity will each have the power to vote its pro rata share of the Fund’s security.

The Subadviser will establish a written procedure for proxy voting in compliance with current applicable rules and regulations, including but not limited to Rule 30b1-4 under the 1940 Act. The Subadviser will provide the Adviser or its designee, a copy of such procedure and establish a process for the timely distribution of the Subadviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), Form N-PX under the 1940 Act, and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively.

(d)  Agent. Subject to any other written instructions of the Adviser or the Trust, the Subadviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Subadviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Subadviser Assets. Upon request, the Subadviser agrees to provide the Adviser and the Trust with copies of any such agreements executed on behalf of the Adviser or the Trust.

(e)  Use of Derivatives and Collateral. The Subadviser may use derivatives, including foreign exchange transactions, in managing the Subadviser Assets in accordance with the Fund’s investment objectives and guidelines. To the extent so authorized, the Adviser and the Trust agree that the Subadviser, on the Fund’s behalf and on such terms as the Subadviser deems appropriate, may take any and all such steps as may be required or permitted by applicable rules and regulations and/or by appropriate market practice to engage in derivatives transactions, including, but not limited to, entering into agreements, including ISDA agreements, Credit Support Annexes and clearing agreements, completing documentation for clearing and swap execution facilities, making representations and granting, providing or executing counterparty documentation, ISDA protocol adherence documentation and account opening documentation on the Fund’s behalf, on such terms as the Subadviser deems appropriate as a fiduciary to the Fund.

Further, and to the extent permitted by Section 17(f) of the 1940 Act and rules thereunder, the Subadviser may, acting as agent on the Fund’s behalf, agree to a collateral mechanism with counterparties in the market and instruct the custodian to advance cash or securities as collateral to an account designated by a broker to meet margin/collateral payments if and to the extent required by the rules of exchanges or markets on which such instruments are dealt or as may have been agreed in any master agreement or other contract with a counterparty. The Adviser and the Trust authorize the Subadviser, to the extent required by regulatory agencies or market practice, to reveal the Adviser’s and the Fund’s identity and address to any broker through which or with which financial derivatives and foreign exchange instruments are traded or cleared. The Subadviser may use such clearing firm as it deems appropriate, consistent with its fiduciary obligations to the Fund, to clear the Fund’s derivatives transactions.

The Adviser and the Trust covenant that they shall not hold the Subadviser liable for any loss, howsoever arising and whether in contract, tort, equity, for breach of statutory duty or for any other reason whatsoever, incurred by the Fund or the Adviser as a result of the Fund lacking full capacity to invest in financial derivatives on the terms set out in this Agreement and the applicable regulations.

(f)  Brokerage. The Subadviser is authorized, subject to the supervision of the Adviser and the plenary authority of the Trust’s Board of Trustees, to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including without limitation purchase and sale of the Subadviser Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Subadviser) or dealers (collectively “Brokers”) as Subadviser may elect and negotiate commissions to be paid on such transactions. The Subadviser, however, is not required to obtain the consent of the Adviser or the Trust’s Board of Trustees prior to establishing any such brokerage account. The Subadviser shall place all orders for the purchase and sale of portfolio investments for the Fund’s account with Brokers selected by the Subadviser. In the selection of such Brokers and the placing of such orders, the Subadviser shall seek to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to seek to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions. Notwithstanding the foregoing, neither the Trust, the Fund nor the Adviser shall instruct the Subadviser to place orders with any particular Broker(s) with respect to the Subadviser Assets. Subject to such policies as the Trustees may determine, or as may be mutually agreed to by the Adviser and the Subadviser, the Subadviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Subadviser an amount of commission for effecting a Subadviser Assets’ investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Subadviser with respect to the accounts as to which it exercises investment discretion.

It is recognized that the services provided by such Brokers may be useful to the Subadviser in connection with the Subadviser’s services to other clients. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Subadviser Assets as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to seek to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to such other clients. It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Subadviser Assets.

(g)  Securities Transactions. The Subadviser and any affiliated person of the Subadviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Subadviser or any affiliated person of the Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

The Subadviser, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with

Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, the Subadviser will comply with the reporting requirements of Rule 17j-1, which may include either (i) certifying to the Adviser that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Subadviser Assets or (ii) identifying any material violations which have occurred with respect to the Subadviser Assets. The Subadviser will have also submitted its Code of Ethics for its initial approval by the Board of Trustees no later than the date of execution of this agreement and subsequently within six months of any material change thereto.

(h)  Books and Records. The Subadviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Subadviser Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. The Subadviser acknowledges that the Fund’s Records are property of the Trust; except to the extent that the Subadviser is required to maintain the Fund’s Records under the Advisers Act or other applicable law and except that the Subadviser, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files. The Fund’s Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.

(i)   Information Concerning Subadviser Assets and Subadviser. From time to time as the Adviser or the Trust reasonably may request in good faith, the Subadviser will furnish the requesting party reports on portfolio transactions and reports on the Subadviser Assets, all in such reasonable detail as the parties may reasonably agree in good faith. Notwithstanding the foregoing, the Subadviser agrees to inform the Adviser promptly of any trade errors caused by the Subadviser and to remediate any such errors as soon as reasonably practicable. The Subadviser will also inform the Adviser in a timely manner of material changes in portfolio managers responsible for Subadviser Assets, any changes in the ownership or management of the Subadviser that would constitute a change in control of the Subadviser, or of material changes in the actual control of the Subadviser. Upon the Trust’s or the Adviser’s reasonable request, the Subadviser will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Subadviser Assets via telephone on a quarterly basis and in person on a less frequent basis as agreed upon by the parties.

Subject to the other provisions of this Agreement, the Subadviser will also provide such information with respect to the Subadviser Assets as is reasonably required for the Trust or the Adviser to comply with their respective obligations under applicable laws and regulations, including without limitation, requirements of or pertaining to the Code, the 1940 Act, the Advisers Act, and the Securities Act, and any rule or regulation thereunder.

(j)   Custody Arrangements. The Trust or the Adviser shall notify the Subadviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Subadviser Assets and shall give the Subadviser written notice of any changes in such custodian banks or custody arrangements. The Subadviser shall on each business day provide the Adviser and the Trust’s custodian such information as the Adviser and the Trust’s custodian may reasonably request in good faith relating to all transactions concerning the Subadviser Assets. The Trust shall instruct its custodian banks to (A) carry out all investment instructions as may be directed by the Subadviser with respect to the Subadviser Assets (which instructions may be orally given if confirmed in writing); and (B) provide the Subadviser with all operational information necessary for the Subadviser to trade the Subadviser Assets on behalf of the Fund. The Subadviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Subadviser properly authorized (pursuant to written instruction by the Adviser) to give such instructions.

(k)  Valuation Assistance. The Subadviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Trust. The Adviser hereby acknowledges that the Subadviser is not responsible for pricing portfolio securities. Notwithstanding the foregoing, the Subadviser agrees that, upon request of the Adviser, it shall reasonably assist the Adviser in obtaining prices for portfolio securities and, to the extent it may lawfully do so, provide the Adviser with reasonable information, data or analyses in its possession regarding the valuation of portfolio securities. The Adviser and the Trust acknowledge that any such information, data or analyses may be proprietary to the Subadviser or otherwise consist of nonpublic information, agree that nothing in this Agreement shall require Subadviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and agree to use any such information only for the purpose of pricing portfolio securities and to maintain their confidentiality.

(l)   Legal Proceedings. The Subadviser shall not act for, represent, or purport to bind the Trust, the Fund, or the Adviser in any legal or administrative proceeding involving the Fund or any such proceedings involving any security or investment currently or formerly held by the Fund, including, without limitation class action lawsuits, regulatory or governmental victim funds, and bankruptcy proceedings (“Legal Matters”). The Subadviser agrees to cooperate with the Adviser to provide reasonable assistance regarding any Legal Matters, including providing factual information in its possession regarding such Legal Matters as the Fund and/or the Adviser may reasonably request. To the extent that the Subadviser is required to take part in any Legal Matter, whether by producing documents, testifying as a witness or otherwise, the Subadviser shall be reimbursed for reasonable legal costs and expenses in connection with such participation.

3.  Independent Contractor. In the performance of its services hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.

4.  Expenses. During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Subadviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Subadviser shall not be responsible for the Trust’s, the Fund’s or Adviser’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying Subadviser Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Subadviser Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Subadviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses. The Trust or the Adviser, as the case may be, shall reimburse the Subadviser for any expenses of the Fund or the Adviser as may be reasonably incurred by such Subadviser on behalf of the Fund or the Adviser. The Subadviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

5.  Compensation. For the services provided pursuant to this Agreement, the Subadviser is entitled to the fee listed for the Fund on Exhibit A hereto. Such fees will be computed daily and paid no later than the seventh (7th) business day following the end of each month, from the Adviser, calculated at an annual rate based on the Subadviser Assets’ average daily net assets.

The method of determining the net asset value of the Subadviser Assets for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the shares of the Trust as described in the Fund’s Prospectus. If this Agreement shall be effective for only a portion of a month with respect to the Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

6.  Representations and Warranties of Subadviser. The Subadviser represents and warrants to the Adviser and the Trust as follows:

(a)  The Subadviser is registered as an investment adviser under the Advisers Act;

(b)  If applicable to the services contemplated by this Agreement for the Fund, the Subadviser is registered as a Commodity Trading Advisor under the Commodity Exchange Act, as amended (the “CEA”), with the Commodity Futures Trading Commission (the “CFTC”), is exempt from such registration or is not required to file such registration or exemption;

(c)  The Subadviser is a corporation duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(d)  The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser’s powers and have been duly authorized by all necessary actions of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Subadviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser; and

(e)  The Form ADV of the Subadviser previously provided to the Adviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Subadviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

7.  Representations and Warranties of Adviser. The Adviser represents and warrants to the Subadviser as follows:

(a)  The Adviser is registered as an investment adviser under the Advisers Act;

(b)  The Adviser has filed a notice of exemption pursuant to Rule 4.14 under the CEA with the CFTC and the National Futures Association or is not required to file such exemption;

(c)  The Adviser is a business trust duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(d)  The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its directors, shareholders or managing unitholder, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(e)  The Form ADV of the Adviser previously provided to the Subadviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(f)  The Adviser acknowledges that it received a copy of the Subadviser’s Form ADV prior to the execution of this Agreement; and

(g)  The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, including without limitation, the appointment of a subadviser with respect to assets of each of the Trust’s mutual fund series, including without limitation the Adviser’s entering into and performing this Agreement.

8.  Representations and Warranties of the Trust. The Trust represents and warrants to the Adviser and the Subadviser as follows:

(a)  The Trust is a statutory trust duly formed and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(b)  The Trust is registered as an investment company under the 1940 Act and has elected to qualify and has qualified, together with the Fund, as a regulated investment company under the Code, and the Fund’s shares are registered under the Securities Act;

(c)  The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of the Trust and its Board of Trustees, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement, and the execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust;

(d)  The Trust acknowledges that it received a copy of the Subadviser’s Form ADV prior to the execution of this Agreement; and

(e)  The Fund is a “Qualified Institutional Buyer,” as that term is defined in Rule 144A under the Securities Act.

9.  Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Subadviser, the Adviser and the Trust pursuant to the recitals above and Sections 6, 7 and 8, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.

10.  Liability and Indemnification.

(a)  Liability. The Subadviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement, but otherwise, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser or a reckless disregard of its duties hereunder, the Subadviser, each of its affiliates and all respective partners, officers, directors and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Subadviser (“Controlling Persons”), if any, shall not be subject to any expenses or liability to the Adviser, any other subadviser to the Fund, the Trust or the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates, including without limitation for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets. The Adviser shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement, but otherwise (except as set forth in Section 10(c) below), in the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser, any of its Affiliates and each of the Adviser’s Controlling Persons, if any, shall not be subject to any liability to the Subadviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets. Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Subadviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws and the CEA.

(b)  Indemnification. The Subadviser shall indemnify the Adviser, the Trust and the Fund, and their respective Affiliates and Controlling Persons for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which the Adviser, the Trust and/or the Fund and their respective Affiliates and Controlling Persons may sustain as a result of the Subadviser’s (or its delegee’s) willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA. The Adviser shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA.

The Trust shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Trust’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA. No party shall be liable to any other party hereto for indirect, incidental, special, consequential or punitive damages, including lost profits, even if such damages were foreseeable or previously disclosed.

(c)  The Subadviser shall not be liable to the Adviser for (i) any acts of the Adviser or any other subadviser to the Fund with respect to the portion of the assets of the Fund not managed by the Subadviser, or (ii) acts of the Subadviser which result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser or any other subadviser to the Fund, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request, or (iii) any loss incurred by reason of any act or omission of any broker or dealer, counterparties, custodian, or other unaffiliated agent or service provider to the Fund or the Trust or for the failure of any relevant exchange or clearing house. The Adviser agrees that Subadviser shall manage the Subadviser Assets as if they were a separate operating Fund as set forth in Section 2(b) of this Agreement. The Adviser shall indemnify the Subadviser, its Affiliates and Controlling Persons from any liability arising from the conduct of the Adviser and any other subadviser with respect to the portion of the Fund’s assets not allocated to the Subadviser.

11.   Duration and Termination.

(a)  Duration. Unless sooner terminated, this Agreement shall go into effect as to any Fund covered by this Agreement initially or at such later time as such Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement and shall remain in effect for an initial period of no more than two years that terminates on the second January 1st that occurs following the date thereof, and, for any Fund that has already commenced operations as of the effective date of this Agreement or is subsequently added to this Agreement, an initial period of no more than two years that terminates on the second January 1st that occurs following the effective date of this Agreement with respect to such Fund, and thereafter shall continue automatically for successive annual periods with respect to each such Fund, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (or as otherwise permitted by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b)  Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:

(i)    By vote of a majority of the Trust’s Board of Trustees, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), or by the Adviser, in each case, upon not more than 60 days’ written notice to the Subadviser;

(ii)   By any party hereto immediately upon written notice to the other parties in the event of a material breach of any provision of this Agreement by either of the other parties; or

(iii)  By the Subadviser upon not less than 120 days’ written notice to the Adviser and the Trust.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

Sections 10 and 15-25 of this Agreement, and this paragraph, shall survive any termination of this Agreement.

12. Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Subadviser’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

13.  Reference to Adviser and Subadviser.

(a)  Neither the Trust nor the Adviser nor any Affiliate or agent of either of the foregoing shall make reference to or use the name of Subadviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Subadviser to the Fund, which references shall not differ in substance from those included in the Prospectus and this Agreement, in any advertising or promotional materials without the prior approval of Subadviser, which approval shall not be unreasonably withheld or delayed. The Adviser and the Trust hereby agree to make all reasonable efforts to cause any Affiliate thereof to satisfy the foregoing obligation.

(b)  Neither the Subadviser nor any Affiliate or agent of it shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Subadviser, which references shall not differ in substance from those included in the Prospectus and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed. The Subadviser hereby agrees to make all reasonable efforts to cause any Affiliate of the Subadviser to satisfy the foregoing obligation.

14.  Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

15.  Confidentiality. Subject to the duties of the Adviser, the Trust and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not use or disclose any and all information pertaining to the Fund, the Subadviser’s management of the Subadviser Assets and the actions of the Subadviser, the Adviser and the Fund in respect thereof; except to the extent:

(a)  Authorized. The applicable other party has authorized such disclosure;

(b)  Court or Regulatory Authority. Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c)  Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d) Already Known. Such information already was known by the party prior to the date hereof;

(e)  Received From Third Party. Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund’s custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or

(f)  Independently Developed. The party independently developed such information.

In addition, the Subadviser may use and disclose such information as is covered by this section to its officers, employees, affiliates and agents and to other third parties (including, without limitation, custodians, brokers, counterparties and trade data repositories) on a need-to-know basis in connection with the performance of its services under this Agreement. Notwithstanding anything to the contrary herein, the Adviser and the Trust authorize and consent to the disclosure of the Adviser’s, the Trust’s and the Fund’s identity as a client of the Subadviser in any representative client list prepared by the Subadviser for use in its marketing materials.

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of confidential information that (i) are consistent with industry standards for such types of locations, (ii) are in accordance with reasonable policies in these regards, and (iii) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of confidential information under this Agreement. Without limiting the generality of the foregoing, each party will take commercially reasonable measures to secure and defend its location and equipment against cyber-attacks, “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its systems used to provide the services pursuant to this Agreement or the information found therein. Each party will periodically test its systems used to provide the services pursuant to this Agreement for potential areas where security could be breached. Each party will report to the other party promptly any material breaches of security or unauthorized access to its systems in connection with the services provided hereunder that it detects or becomes aware of that would require notification to consumers and/or regulators, as may be required by applicable federal and/or state laws. Each party will use commercially reasonable and diligent efforts to remedy such breach of security or unauthorized access in a timely manner.

16.  Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile or email with acknowledgment of receipt, to the parties at the following addresses, email addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)  If to the Subadviser:

Schroder Investment Management North America Inc.

7 Bryant Park

New York, NY 10018

Attention: Legal Department

Email: uslegal@schroders.com

(b)  If to the Adviser:

Nationwide Fund Advisors

One Nationwide Plaza

Mail Code 1-18-102

Columbus, OH 43215

Attention: Legal Department

Email: nfglegal@nationwide.com

(c)  If to the Trust:

Nationwide Mutual Funds

One Nationwide Plaza

Mail Code 1-18-102

Columbus, OH 43215

Attention: Legal Department

Email: nfglegal@nationwide.com

17.  Force Majeure. Notwithstanding anything in this Agreement to the contrary, no party shall be responsible or liable to any other party herein for its failure to perform under this Agreement or for any losses to the other party resulting from any event beyond its reasonable control, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure, or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Fund’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry, including changes in market rules and conditions affecting the execution and settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God or any other similar event.

18.  Jurisdiction. This Agreement shall be governed by and construed in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the state courts of the State of Delaware, and (ii) subject to service of process in the State of Delaware. Unless the parties consent in writing to the selection of an alternative forum, the exclusive jurisdiction for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be the state and federal courts located in the State of Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any litigation relating thereto except in the Delaware Courts and (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court, by way of motion, as a defense, counterclaim or otherwise, that (i) such litigation brought therein has been brought in any inconvenient forum, (ii) it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

19.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

20.  Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

21.  Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

22.  Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

23.  Entire Agreement. This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof

24.  Nationwide Mutual Funds and its Trustees. The terms “Nationwide Mutual Funds” and the “Trustees of Nationwide Mutual Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Amended and Restated Agreement and Declaration of Trust made and dated as of October 28, 2004, as has been or may be amended and/or restated from time to time, and to which reference is hereby made.

25.  No Third Party Beneficiaries. This Agreement is for the exclusive benefit and convenience of the Trust, the Adviser and the Subadviser and there are no third-party beneficiaries of this Agreement. Nothing contained herein shall be construed as granting, vesting, creating or conferring any direct, indirect, or derivative right of action, or any other right or benefit, upon past, present or future shareholders of any Fund or upon any other third party.

26.  CFTC Representation and Disclaimer. The Adviser and the Trust represent that they and the Fund are each a qualified eligible person (as defined in Rule 4.7 under the CEA) and agree to be treated as such by the Subadviser. The Adviser and the Trust acknowledge that the Subadviser is not required to provide the Adviser or the Fund with a Disclosure Document under the CFTC rules describing, among other things, risks and conflicts of interest, because the Subadviser has filed notice of a claim of exemption from such requirement with the National Futures Association (NFA) in accordance with CFTC Regulation 4.7. As applicable, the Adviser and the Fund have each obtained all necessary governmental, regulatory, self-regulatory and exchange licenses, registrations, memberships and approvals and have effected all filings with exchange authorities and with governmental, regulatory and self-regulatory agencies required to conduct its business and to act as described and contemplated in this Agreement including, without limitation, any required registration as a commodity pool operator and/or commodity trading advisor under the CEA and membership in the NFA.

27.  Multi-Manager Funds. In connection with securities transactions for the Fund, the Subadviser that is (or whose affiliated person is) entering into the transaction, and any other investment manager that is advising an affiliate of the Fund (or portion of the Fund) (collectively, the “Managers” for the purposes of this section) entering into the transaction are prohibited from consulting with each other concerning transactions for the Fund in securities or other assets and, if both Managers are responsible for providing investment advice to the Fund, the Manager’s responsibility in providing advice is expressly limited to a discrete portion of the Fund’s portfolio that it manages.

This prohibition does not apply to communications by the Adviser in connection with the Adviser’s (i) overall supervisory responsibility for the general management and investment of the Fund’s assets; (ii) determination of the allocation of assets among the Manager(s), if any; and (iii) investment discretion with respect to the investment of Fund assets not otherwise assigned to a Manager.

PURSUANT TO AN EXEMPTION FROM THE CFTC IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

TRUST
NATIONWIDE MUTUAL FUNDS

By: /s/ Joseph N. Aniano
Name: Joseph N. Aniano
Title: President and Chief Executive Officer

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/ Joseph N. Aniano
Name: Joseph N. Aniano
Title: President and Chief Executive Officer

SUBADVISER
SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By: /s/ Cathie Mazza
Name: Cathie Mazza
Title: Head of US Pension Strategic Clients

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By: /s/ William Sauer
Name: William Sauer
Title: Head of Operations, Americas

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

Effective October 1, 2026*

Funds of the Trust	Subadvisory Fees
Nationwide Schroders Global Equity Fund	0.30% on assets up to $150 million
0.28% on assets of $150 million and more but less than $400 million
0.27% on assets of $400 million and more

*As approved at the Board of Trustees Meeting held on September 14-15, 2026.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By: /s/ Joseph N. Aniano
Name: Joseph N. Aniano
Title: President and Chief Executive Officer

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/ Joseph N. Aniano
Name: Joseph N. Aniano
Title: President and Chief Executive Officer

SUBADVISER
SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By: /s/ Cathie Mazza
Name: Cathie Mazza
Title: Head of US Pension Strategic Clients

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By: /s/ William Sauer
Name: William Sauer
Title: Head of Operations, Americas

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